Exhibit 4.6
FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to that certain Amended and Restated Employment Agreement, dated September 28, 2022 (the “Employment Agreement”) by and between Legend Biotech USA Inc, together with its subsidiaries and parent company, Legend Biotech Corporation (the “Company”), and Lori Macomber (the “Executive”), is made on December 14, 2023 (the “Effective Date”).
WHEREAS, the Company and the Executive are parties to the Employment Agreement, and Section 17 of the Employment Agreement provides that the parties may amend the Employment Agreement by mutual written agreement;
WHEREAS, the Company and the Executive entered into an Intellectual Property Rights Agreement, Non- Competition, and Confidentiality Agreement at the inception of the Executive’s employment, as amended by Exhibit B to the Employment Agreement (as amended, the “Restrictive Covenants Agreement”), which agreement continues to govern and apply to the Executive’s employment with the Company); and

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Effective as of the Effective Date, Section 8(b)(iii) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“(iii) notwithstanding anything to the contrary in any applicable restricted share unit award agreement, stock option agreement or other stock-based award agreement or applicable equity plan, (A) any unvested and outstanding equity awards held by the Executive as of the Date of Termination that would have vested during the Severance Period had the Executive remained employed shall be accelerated, such that such then-unvested equity awards shall immediately vest and become fully exercisable or non-forfeitable without regard to any time or individual performance-based requirements, but only so long as any applicable corporate performance goals are achieved, with vesting to be accelerated as of the Executive’s Date of Termination if there are no corporate performance goals, or if there are corporate performance goals, then within thirty (30) days following the determination of the attainment of corporate performance goals, provided, such corporate performance goals are achieved during the Severance Period; and (B) the post-termination exercise period attributable to any stock options (which, the Executive hereby acknowledges will disqualify any existing incentive stock options as of the date of this Agreement from its status as “incentive stock options”) shall be extended to twelve (12) months (but no later than the original expiration date applicable to the option) from the Executive’s Date of Termination (and the Executive acknowledges that if such options are not exercised within 90 days after termination, any “incentive stock options” granted after the date hereof will lose such treatment); and”
1.Effective as of the Effective Date, the Executive agrees that the Restrictive Covenants Agreement is amended in accordance with Exhibit B-2 attached hereto, and as so amended continues to govern and apply to his ongoing employment with the Company.
2.All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.

3.Notwithstanding the place where this Amendment may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be construed in accordance with and governed by the laws of New Jersey.
4.This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Amendment may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

LEGEND BIOTECH USA INC.

By: /s/ Ying Huang_________________
Name: Ying Huang, Ph.D.
Title: Chief Executive Officer

EXECUTIVE

/s/ Lori Macomber__________________
Lori Macomber

EXHIBIT B-2

Amendment to Restrictive Covenants Agreement

By signing the Employment Agreement to which this Exhibit B-2 is attached, Section 13 of the Restrictive Covenants Agreement is modified by adding a new Sub-Section 13.8, as follows:

13.8 Protected Disclosures. I agree that nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits my ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) share compensation information concerning myself or others (provided that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information); (v) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; or (vi) testify truthfully in a legal proceeding. I agree that any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).